Exhibit 10.1

CONFIDENTIAL

June 30, 2023

Lucy Therapeutic Discoveries Inc.

c/o Lucy Scientific Discovery Inc.
301-1321 Blanshard Street
Victoria, British Columbia
Canada V8W 0B6
Attn: Richard Nanula, Executive Chairman

Dear Mr. Nanula:

Re:	Amendment of Asset Purchase Agreement Among Wesana Health Holdings Inc., Lucy Scientific Discovery Inc., Lucy Scientific Discovery USA Inc., and Wesana Health Inc. (each a “Party” and together, “Parties”)

We refer to the Asset Purchase Agreement dated March 20, 2023 between the Parties (“Purchase Agreement”). Capitalized terms used but not otherwise defined shall have the meanings set forth in the Purchase Agreement.

The Parties have agreed to enter this first amending agreement (the “First Amendment”) to amend certain provisions of the Purchase Agreement as follows:

(a)	Buyer.

(i)	The Parties hereby agree that the rights and obligations of Buyer as set forth in the Purchase Agreement and Ancillary Agreements are hereby assigned in whole to Lucy Therapeutic Discoveries Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Buyer Parent, and all references in the Purchase Agreement or Ancillary Documents to the defined term “Buyer” or to “Lucy Scientific Discovery USA Inc.” shall be deemed to be a reference to Lucy Therapeutic Discoveries Inc. The parties acknowledge and agree that, as a result of this assignment of rights and obligations of, and amendment to, the Purchase Agreement and Ancillary Documents, at the Closing, the transactions to be consummated pursuant to the Purchase Agreement and Ancillary Documents, as amended, shall be consummated between the Seller, Wesana Parent, Buyer Parent, and Lucy Therapeutic Discoveries Inc., as Buyer.

(b)	Consideration.

(ii)	Section 1.6 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“Section 1.6. Consideration. In full consideration for the sale, assignment, transfer, conveyance, and delivery of the Purchased Assets to the Buyer, the Buyer has paid and/or shall pay to the Seller (a) within twenty-four (24) hours of signing this Agreement, $300,000.00 in cash by wire transfer of immediately available funds to an account designated in advance by Seller, plus (b) at the Closing, 1,000,000 common shares, no par value, of Buyer Parent (the “Parent Shares”), plus (c) $177,973.99 in cash by wire transfer to an account designated in advance by Seller, payable in the following four (4) installments: (i) $100,000.00 due on or before July 1, 2023; (ii) $25,991.33 due on or before October 1, 2023; (iii) $25,991.33 due on or before January 1, 2024; and (iv) $25,991.33 due on or before April 1, 2024, and (d) at the Closing, assume the Assumed Liabilities (collectively, the “Transaction Consideration”).”

(c)	Wesana Schedules to Purchase Agreement.

(i)	Schedule 1.3 (Assumed Liabilities) attached to the Purchase Agreement is hereby deleted in its entirety and replaced with Schedule 1.3 attached to this First Amendment as Exhibit A.

(ii)	Schedule 5.1(g) attached to the Purchase Agreement is hereby deleted in its entirety.

(d)	Buyer Parent Working Capital.

(i)	Section 6.2(f) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“Section 6.2. Conditions to the Obligations of the Seller.

(f) Buyer Parent shall have successfully consummated an initial public offering of its common stock pursuant to an effective registration statement on Form S-1 of Buyer Parent filed with the SEC, resulting in gross proceeds of not less than $5,000,000.00, and shall have provided evidence satisfactory to the Seller and Wesana Parent that the Buyer Parent has on a consolidated basis at the time of Closing working capital of at least $2,000,000 and that, accounting for all of its contingent and non-contingent liabilities on a consolidated basis, Buyer Parent can reasonably expect to use cash on hand of at least $1,500,000 towards the research and development of SANA-013 for the treatment of major depressive disorder.”

This First Amendment constitutes an amendment to the Purchase Agreement in accordance with Section 9.4 of the Purchase Agreement. Except as amended hereby, the Purchase Agreement remains in full force and effect in accordance with its terms. All references to the Purchase Agreement in all agreements, Ancillary Agreements, certificates and/or other documents delivered on or concerning the Closing shall be deemed to refer to the Purchase Agreement as amended or otherwise supplemented by this First Agreement.

This First Amendment is made pursuant to and will be construed in accordance with the laws of the State of Delaware. All other terms of the Purchase Agreement shall remain in full force and effect except as amended by this First Amendment.

This First Amendment may be executed in any number of counterparts, each of which is deemed to be an original, and such counterparts together constitute one and the same instrument. Transmission of an executed signature page by facsimile, email or other electronic means is as effective as a manually executed counterpart of this agreement.

If this is also your understanding, please sign the acknowledgement and agreement below to evidence our agreement of the above-referenced amendments to the Purchase Agreement.

IN WITNESS WHEREOF, the Parties have caused this First Amendment to be executed to be effective as of the date first set forth above.

LUCY SCIENTIFIC DISCOVERY INC.		WESANA HEALTH HOLDINGS INC.

By:	/s/ Richard Nanula	By:	/s/ Daniel Carcillo
Name:	Richard Nanula	Name:	Daniel Carcillo
Title:	Executive Chairman	Title:	President and CEO

LUCY THERAPEUTIC DISCOVERIES INC.		WESANA HEALTH INC.

By:	/s/ Richard Nanula	By:	/s/ Daniel Carcillo
Name:	Richard Nanula	Name:	Daniel Carcillo
Title:	Executive Chairman	Title:	President

LUCY SCIENTIFIC DISCOVERY USA INC.

By:	/s/ Richard Nanula
Name:	Richard Nanula
Title:	Executive Chairman

EXHIBIT A

Amended and Restated Schedule 1.3

Assumed Liabilities

a)	All Liabilities arising from the research, development, registration, manufacture, making, formulating, having made, use or commercialization of SANA-013 that first come into existence on or after the Closing Date;

b)	all Liabilities with respect to the Purchased Assets and Transferred Agreements arising due to facts or conditions first in existence on or after the Closing Date;

c)	all necessary registration, maintenance, renewal and other relevant filing fees that are required to maintain SANA-013 and/or the Purchased Assets in full force and effect;

d)	fees related to patent assignments;

e)	responsibility, including fees, related to sponsorship of the SANA-013 FDA Program;

f)	all Liabilities arising from any infringement claim or proceeding brought by any third party, including any governmental entity, related to events first occurring before, at or after Closing;

g)	all Liabilities relating to amounts required to be paid by or obligations of Buyer hereunder; and

h)	Debts to Fish & Richardson P.C. (“Fish”) related to events first occurring before the Closing and totaling $92,026.01 (the “Fish Debt”), comprised of invoices/accounts receivable in the amount of $69,561.01 and work in progress in the amount of $22,465.00.

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